UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2022

Edesa Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-37619	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spy Court Markham, Ontario, Canada L3R 5H6
(Address of Principal Executive Offices)

(289) 800-9600

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares	EDSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2022, Edesa Biotech, Inc. (the “Company”) entered into Subscription Agreements with certain non-U.S. investors ( the “Non-U.S. Subscription Agreements”) and Subscription Agreements with certain United States resident investors (the “U.S. Subscription Agreements” and together with the Non-U.S. Subscription Agreements, the “Subscription Agreements”) providing for the issuance and sale by the Company of an aggregate of 2,691,337 (the “Shares”) of the Company’s common shares, no par value (the “Common Shares”), (ii) Class A Warrants to purchase up to an aggregate of 1,345,665 Common Shares (the “Class A Warrants”) and (iii) Class B Warrants to purchase up to an aggregate of 1,345,665 Common Shares (the “Class B Warrants”, and together with the Class A Warrants, the “Warrants”). Each Share was sold together with one-half of a Class A Warrant to purchase one Common Share and one-half of a Class B Warrant to purchase one Common Share. The offering was priced “at the market” under Nasdaq Stock Market rules and the price per Share and accompanying Warrants was $1.125. The closing of the offering occurred on November 2, 2022. Officers and directors of the Company purchased an aggregate of $0.5 million of the securities in the offering.

The Class A Warrants will be exercisable on the date that is the earlier to occur of 60 days from the closing date of the offering and the date the Registration Statement (as defined below) is declared effective (the “Initial Exercise Date”) at an exercise price of $1.50 per share and will expire three years after the Initial Exercise Date. The Class B Warrants will be exercisable on the Initial Exercise Date at an exercise price of $1.00 per share and will expire 12 months after the Initial Exercise Date.

The offering was completed by the Company directly with the investors. The offering resulted in gross proceeds to the Company of approximately $3.0 million, before offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for the advancement of its clinical programs, including the completion of its Phase 2b study in allergic contact dermatitis, working capital and general corporate purposes.

Pursuant to the Subscription Agreements, the Company has agreed to file a registration statement (the “Registration Statement”) covering of the resale of the Shares and Common Shares issuable upon exercise of the Warrants within 45 days of the closing date of the offering. The Company must use best efforts to cause the Registration Statement become effective within 75 days following the closing date of the offering.

The Subscription Agreements contain customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties.

The foregoing descriptions of the Subscription Agreements, the Class A Warrants and the Class B Warrants are not complete and are qualified in their entireties by reference to the full texts of the form of Non-U.S. Subscription Agreement, form of U.S. Subscription Agreement, form of Class A Warrant and form of Class B Warrant, copies of which are filed herewith as Exhibit 10.1, Exhibit 10.2, Exhibit 4.1 and Exhibit 4.2 respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

On November 3, 2022, the Company also issued a press release announcing the closing of the offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 3.02	Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The Shares, Warrants and Common Shares issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The Shares, Warrants and Common Shares issuable upon exercise of the Warrants were offered in a private placement in Canada to “accredited investors” within the meaning of the Canadian National Instrument 45-106 – Prospectus Exemptions. The securities issued will be subject to applicable Canadian hold periods imposed under applicable securities legislation.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Class A Warrant
4.2	Form of Class B Warrant
10.1	Form of Non-U.S. Subscription Agreement
10.2	Form of U.S. Subscription Agreement
99.1	Press Release, dated November 3, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edesa Biotech, Inc.

Date: November 3, 2022	By:	/s/ Kathi Niffenegger
	Name:	Kathi Niffenegger
	Title:	Chief Financial Officer